Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ECB Bancorp, Inc.:

We consent to the inclusion in the registration statement on Form S-1 of ECB Bancorp, Inc. of our report dated March 22, 2005, with respect to the consolidated balance sheets of ECB Bancorp, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004, annual report on Form 10-KSB of ECB Bancorp, Inc..

Raleigh, North Carolina

October 5, 2005